Filed pursuant to Rule 433
Registration No. 333-135943
November 21, 2006
Free Writing Prospectus of NACG Holdings Inc.
This free writing prospectus should be read together with the preliminary prospectus that forms a part of the Registration Statement on Form F-1 (Registration No. 333-135943) of NACG Holdings Inc. and the free writing prospectus of NACG Holdings Inc. filed November 20, 2006. The preliminary prospectus can be accessed through the following link http://www.sec.gov/Archives/edgar/data/1368519/000095012906009791/y22556a7fv1za.htm and the free writing prospectus filed November 20, 2006 can be accessed through the following link http://www.sec.gov/Archives/edgar/data/1368519/000095012906009808/h41525ffwp.htm. The information in this free writing prospectus supplements and updates the information contained in the preliminary prospectus and the free writing prospectus filed November 20, 2006.
The customer referred to in our free writing prospectus filed on November 20, 2006 announced today that it had priced a public offering of $30 million of debt securities. The customer indicated the offering is scheduled to close on or about December 5, 2006. However, we are unable to assess how this financing may impact the customer’s business or the development of the project on which we are performing services.
We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about NACG Holdings Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus if you request it by calling toll-free 1-800-221-1037.